Exhibit 10.33

AMENDMENT TO THE

CACI INTERNATIONAL INC 2006 STOCK INCENTIVE PLAN

Pursuant to the powers of amendment reserved under Section 14 of the CACI International Inc 2006 Stock Incentive Plan (the “Plan”) as amended and restated effective as of August 12, 2009, said Plan shall be and the same is hereby amended by CACI International Inc (the “Employer”), effective as of June 23, 2010 as follows:

FIRST CHANGE

The definitions of Change in Control contained in Section 2, subparagraphs (iii) and (iv), are hereby deleted in their entirety and replaced with the following:

(iii)	the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	the approval by the stockholders of a complete liquidation of the Company.

SECOND CHANGE

The final sentence of Section 4(c) is hereby amended to read as follows:

Notwithstanding the forgoing limitation, such Award may provide for full vesting upon death, Disability, retirement (on or after age 65) or a termination of employment or service following a Change in Control.

THIRD CHANGE

Section 13(b) is hereby deleted in its entirety and replaced with the following:

(b) Change in Control. In the event of a Change in Control, the Committee shall take such action as it deems appropriate and equitable to effectuate the purposes of this Plan and to protect the Participants, which action may include, without limitation, any one or more of the following to the extent permitted by Section 409A of the Code and subject to the limitations of Section 4(c): (i) acceleration or change of the exercise and/or expiration dates of any vested or non-vested Award to require that exercise be made, if at all, prior to the Change in Control; (ii) the cancellation of any vested or non-vested Award upon payment to the holder of the fair value of the Award, as determined by the Committee (which shall not to exceed the Fair Market Value of the Stock subject to such Award as of the date of cancellation, less the aggregate exercise price, if any, of the Award); and (iii) in any case where equity securities of another entity are delivered in exchange for or with respect to Stock of the Company, arrangements to have such other entity replace the Awards granted hereunder with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the Award.

Except as provided above, no Grant Agreement shall be issued that will provide for automatic vesting upon a Change in Control, other than, in the discretion of the Committee, accelerated vesting in the event of a termination of employment following a change in control under such circumstances as the Committee deems appropriate.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 23rd day of June, 2010.

CACI INTERNATIONAL INC

By:	/s/ Arnold D. Morse

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